INDEPENDENT AUDITOR'S REPORT


THE BOARD OF TRUSTEES AND SHAREHOLDERS
CHASE GROWTH FUND

We have audited the accompanying statement of changes in net assets and financial highlights for period December 2, 1997 through September 30, 1998 of the Chase Growth Fund (a series of Advisors Series Trust). This financial statement and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on this financial statement and financial highlights based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement and financial highlights referred to above present fairly, in all material respects, the changes in its net assets and the financial highlights of the Chase Growth Fund for the period indicated, in conformity with generally accepted accounting principles.

                                           /s/ McGladrey & Pullen, LLP

                                           McGladrey & Pullen, LLP

New York, New York
October 23, 1998